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Exhibit 12.1

Reddy Ice Holdings, Inc.
Computation of Ratio of Earnings to Fixed Charges

	Predecessor			Predecessor	Successor	Successor	Successor	Successor
					May 8, 2003 (Date of Inception) to December 31, 2003		Six Months Ended June 30, 2004	Six Months Ended June 30, 2005
	Year Ended December 31,			January 1, 2003 to August 14, 2003
						Year Ended December 31, 2004
	2000	2001	2002
	(in thousands)

Earnings
Pre-tax income (loss) from continuing operations before minority interest in consolidated subsidiaries and income from equity investees	$(4,068)	$(19,993)	$(11,558)	$5,565	$2,771	$27,045	$5,931	$(7,936)
Fixed charges	39,921	46,165	45,423	27,766	15,857	38,799	20,352	20,112
Preference security dividend requirments of consolidated subsidiaries	(3,134)	(3,458)	(3,810)	(2,566)	(4,431)	(10,583)	(6,302)	—

Total earnings	$32,719	$22,714	$30,055	$30,765	$14,197	$55,261	$19,981	$12,176

Fixed Charges
Interest expense	$32,470	$36,686	$34,870	$21,063	$9,625	$22,576	$12,048	$17,852
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,644	2,094	2,684	1,662	745	2,529	1,198	1,285
Estimated interest in rental expense	2,673	3,927	4,059	2,475	1,056	3,111	804	975
Preference security dividend requirments of consolidated subsidiaries	3,134	3,458	3,810	2,566	4,431	10,583	6,302	—

Total fixed charges	$39,921	$46,165	$45,423	$27,766	$15,857	$38,799	$20,352	$20,112

Ratio of earnings to fixed charges (1)	N/A	N/A	N/A	1.1x	N/A	1.4x	N/A	N/A

(1)
During certain of the periods presented above, earnings were not sufficient to cover fixed charges. For the years ended December 31, 2000, 2001 and 2002, the deficiency was $7,202, $23,451, 15,368, respectively. For the period from May 8, 2003 (Date of Inception) to December 31, 2003, the deficiency was $1,660. For the six months ended June 30, 2004 and 2005, the deficiency was $371 and $7,936, respectively.

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  Exhibit 12.1
Reddy Ice Holdings, Inc. Computation of Ratio of Earnings to Fixed Charges